EXHIBIT 10.7.5.1

JUNE 2009 AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This JUNE 2009 AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of June 23, 2009 (the “Effective Date”) by and between NewAlliance Bank, a Connecticut savings bank (the “Bank”), and Diane L. Wishnafski (the “Executive”).

WHEREAS, the Executive is currently employed as the Executive Vice President, Consumer & Business Banking Services of the Bank pursuant to an Employment Agreement between the Bank and the Executive originally entered into as of April 1, 2004 and amended and restated effective June 27, 2006 and September 25, 2007 (the “Employment Agreement”);

WHEREAS, the parties desire to amend certain provisions of the Employment Agreement in light of the Executive’s decision to retire, which will be effective on January 4, 2010 (the “Retirement Date”); and

WHEREAS, the Executive is willing to continue to serve the Bank and to agree to the additional covenants related to her retirement on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions hereinafter set forth, the Bank and the Executive hereby agree to the following amendments to the Employment Agreement, which amendments shall be effective from on and after the Effective Date.  Those sections of the Employment Agreement not addressed in this Amendment shall remain in full force and effect.

SECTION 2.                                           EMPLOYMENT PERIOD.

Section 2(a) and 2(b) are hereby amended as follows:

(a) The Employment Period shall terminate on the Retirement Date. All benefits of the Employment Agreement available to Executive for the Term of employment shall terminate on the Retirement Date, unless and only to the extent otherwise provided in this Amendment (provided any benefits that have vested in Executive as of the Retirement Date shall be payable in accordance with  the terms of the applicable plans or programs).

Section 2(b) is deleted and replaced by “Intentionally Omitted”.

SECTION 3.                                           DUTIES.

Section 3 is hereby deleted and replaced in its entirety with the following:

“Commencing on the date hereof and continuing through the Retirement Date, the Executive shall serve as Executive Vice President, Business Development of the Bank. Her duties will include working closely with all executive and other officers of the Bank to (1) effectively transition her duties to others as of the Retirement Date; and (2) to continue to develop business from existing and new customers for the Bank.  In this regard, it is expected that the Executive will, without limitation, do the following:  (a) identify key client relationships, and prioritize those that require i) in-person meetings, ii) phone calls; and/or iii) other forms of contact; (b) suggest any changes to the Bank’s relationship team; (c) schedule and conduct with other Bank officers transition meetings with key clients; (d) work with executive officers of the Bank to assist in an orderly transition; and (e) continue to attend the Bank’s Board of Directors meetings, and such committees as the Bank’s Chief Executive Officer shall determine. Executive shall report directly to the Chief Executive Officer of the Bank with a dotted line reporting to the Bank's President (i.e., the Chief Executive Officer may direct Executive to report to the President on specific matters).  The Executive shall devote her full business time, attention, skills and efforts (other than during weekends, holidays, vacation periods and periods of illness or leaves of absence other than as permitted or contemplated by Section 7 hereof) to the business and affairs of the Bank and shall use her best efforts to advance the interests of the Bank.”

SECTION 4.                                           CASH AND OTHER COMPENSATION.

Section 4(a) is hereby deleted and replaced in its entirety with the following:

(a) In consideration for the services to be rendered by the Executive as an employee hereunder, the Bank shall continue to pay to her a salary of two hundred eighty-eight thousand four hundred dollars ($288, 400) annualized (“Base Salary”), until the Retirement Date.  The Executive’s Base Salary shall be payable in approximately equal installments in accordance with the Bank’s customary payroll practices for senior officers.

For 2009, Executive agrees that she will no longer be eligible to receive a cash payment under the Bank’s Executive Incentive Plan (“EIP”) or any other cash bonus for services in 2009.  However, in lieu thereof, provided she remains employed at the Bank through her Retirement Date, the Executive shall receive a cash bonus payable no later than March 15, 2010 equal to Executive’s projected 2009 EIP “Target” bonus, or One Hundred Forty-Four Thousand Two Hundred Dollars ($144,200).  This bonus payment shall be subject to the claw-back provisions of the EIP.

The Executive has participated in awards made to her under the Bank’s 2005 Long-Term Incentive Plan.  In the interests of clarity, the parties agree that the status of the following awards outstanding to Executive under the LTIP, pursuant to the terms of the LTIP, are as follows:

(i) 25,800 shares of restricted stock awarded on June 17, 2005 scheduled to vest on January 1, 2010 shall vest as scheduled if Executive remains employed by the Bank until January 1, 2010;

(ii) 25,800 shares and 17,200 shares of restricted stock awarded on         , June 17, 2005 scheduled to vest on January 1,2011 and January 1, 2012, respectively, shall be forfeited;

(iii) 555 option shares awarded on June 26, 2006 scheduled to vest on June 26, 2009 shall vest as scheduled if Executive remains employed by the Bank until then;

(iv) 583 shares of restricted stock awarded on June 26, 2006 scheduled to vest on June 26, 2009 shall vest as scheduled if Executive remains employed by the Bank until then; and

(v) 4,086 shares of restricted stock, 18,573 option shares and 4,086 performance shares (at target) awarded on May 29, 2009 scheduled to vest in the year 2010 and later shall be forfeited.

In the event that the Executive does not remain employed by the Bank until the Retirement Date due to termination by the Bank for other than cause or by the Executive for Good Reason, then the Executive shall be entitled to the payments and benefits provided in the Agreement in such circumstances. In addition, the Bank shall provide the post-employment payments and benefits to the Executive described in Section 14 below.

SECTION 7.                                           OUTSIDE ACTIVITIES.

The following is hereby added to Section 7:  The Executive currently serves on the Board of Directors of the NewAlliance Foundation.  Following the Retirement Date, the Bank agrees (i) to support Executive for a “non-executive” membership on that Board through 2011, provided she remains employed by the Bank through the Retirement Date and is in compliance with the Employment Agreement as amended by this Amendment, and absent any good faith fiduciary duty concerns, (ii) the Executive will be compensated in the same manner as other non-executive Board members, and (iii) the Executive’s failure to serve on said Board will not affect any of the Executive’s entitlements hereunder.

SECTION 8.                                           WORKING FACILITIES AND EXPENSES.

Section 8 is hereby amended by deleting same and substituting the following in place thereof:

“It is understood by the parties that the Executive’s principal place of employment shall be at the Bank’s principal executive office located in New Haven,

Connecticut, or at such other location as the Executive and the Chief Executive Officer may mutually agree upon. The Employer shall provide the Executive at her principal place of employment with a private office, secretarial services and other support services and facilities suitable to her position with the Employer and necessary or appropriate in connection with the performance of her assigned duties under this Agreement. The Employer shall reimburse the Executive for her ordinary and necessary business expenses attributable to the Employer’s business, including, without limitation, the Executive’s travel and entertainment expenses incurred in connection with the performance of her duties for the Employer under this Agreement, in each case upon presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require, and such reimbursement shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which the expenses were incurred.”

SECTION 9.                                           TERMINATION WITH BENEFITS.

The current provisions of Section 9 remain unchanged; however, the Executive expressly acknowledges and agrees that the execution of this Amendment and the changes effected to the Employment Agreement thereby, or the actions to be taken pursuant to this Amendment by the Employer, shall not trigger any termination rights in the Executive pursuant to Section 9 of the Employment Agreement for Good Reason.

SECTION 14.                                           COVENANT NOT TO COMPETE.

Section 14 is hereby deleted and replaced in its entirety with the following:

The Executive hereby covenants and agrees that for a period of two years following the date of her termination of employment with the Employer (the “Non-Compete Period”), she shall not, without the written consent of the Employer, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within any county in which the Company or the Bank maintains an office as of the date of termination of the Executive’s employment. In addition, in the event of a breach by the Executive of any of the provisions of this Section 14, the Employer may avail itself of such remedies that may be available to it as a result of such breach by the Executive, with such remedies to be cumulative and not mutually exclusive.

During the Non-Compete Period, provided the Executive is and continues to be as of each payment date in material compliance with the Agreement as amended by this Amendment, and provided further that no amounts are payable to the Executive pursuant to either Section 9 or Section 11 of the Agreement, the Bank shall pay to the Executive a total of Eight Hundred Sixty-Five Thousand Two Hundred Dollars ($865,200) in installments, representing 2x Executive’s Base Salary and 2x her 2009 EIP at Target.  The foregoing amount shall be made in equal monthly installments of Thirty-Six Thousand Fifty Dollars during the Non-Compete Period on or about the first business day of each month; provided, however, that the monthly installments that would otherwise have been paid during the first six months following the Retirement Date shall be delayed and paid in a lump sum in the amount of Two Hundred Fifty-Two Thousand Three Hundred Fifty Dollars together with interest thereon to the date of payment at a rate equal to 120% of the Applicable Federal Rate in effect at the Retirement Date (the “Rate”), on August 2, 2010  if the Executive is and continues to be in material compliance with the Agreement as amended by this Amendment.  Commencing September 1, 2010, each monthly installment for the remainder of the Non-Compete Period shall be Thirty-Six Thousand Fifty Dollars.

Provided that the Executive remains employed by the Bank through the Retirement Date and is in material compliance with the Agreement as amended by this Amendment then, no later than January 31, 2010, the Bank shall pay Executive a lump sum cash payment equal to the insurance premium cost (Bank’s and Employee’s) at that time of twenty four months’ continuation of health and dental insurance coverage for Executive and her family under the Bank’s group health insurance coverage.  Executive may use such funds at her discretion, and will have the right to continue to participate in the Bank’s employee medical plan, the Bank’s retiree medical coverage, COBRA or other as she desires at the time of retirement; provided she is eligible under the terms of such plans at the Retirement Date.

In the event that the Bank shall fail to timely make any such payment, which failure shall continue for more than 10 days after written notice thereof from the Executive to the Bank, then the Bank shall pay to the Executive interest thereon (at the Rate) from the date of any such nonpayment or payments when due, until paid, and shall be responsible for all costs and expenses, including, without limitation, reasonable attorneys’ fees, that the Executive incurs in order to collect said payments or enforce the terms hereof.  The Bank acknowledges and agrees that any employment of the Executive during the Non-Compete Period which does not otherwise violate the terms hereof shall not affect the Bank’s obligation to make (or the Executive’s right to receive) the payments and benefits hereunder.

SECTION 29.                                           NON-DISPARAGEMENT.

The following is added as a new Section 29.

“In addition to actively and positively supporting the Bank as one of its senior executives up through her Retirement Date, the Executive agrees not to willfully disparage the business or personal reputation of the Bank, New Alliance Bancshares, Inc. (the “Company”), or any of their Directors, officers, employees or agents.  The obligations contained in the preceding sentence shall include, but not be limited to, a promise by the Executive that she will not publicly disparage the services, business, integrity, veracity or personal or professional reputation of the Bank, the Company, or their directors, officers, employees and agents.

The Bank and the Company agree that they and their Directors, officers, employees or agents will not willfully disparage the integrity, veracity, or personal or professional reputation of the Executive.

These covenants of non-disparagement shall continue during the Non-Compete Period and shall be additional covenants.”

SECTION 30.                                           COMPLIANCE WITH 409A.

The following is added as a new Section 30:

“This Amendment is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code.   The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 30. Notwithstanding anything herein to the contrary, in the event any payments or benefits required to be provided pursuant to Sections 9 or 11 under the Agreement are deemed to constitute payments of “nonqualified deferred compensation” that is subject to the requirements of Section 409A of the Code, then the time and manner in which such payment or benefit is provided shall be adjusted, to the extent reasonably possible, so that payment or distribution is made at a time and in a manner that is consistent with the requirements of such Section 409A (and applicable proposed or final Treasury regulations or other guidance issued or to be issued by the Internal Revenue Service).  This Section 30 may, for example, require that certain payments to Executive following her termination of employment be delayed until the date that is six (6) months after the date of her separation from service with the Company (the “Delay  Period”) if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” (as that term is used for purposes of Section 409A(2)(B)(i)).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 30 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum plus interest to the date of payment or benefits delayed pursuant to the preceding sentence, plus interest to the date of payment at a rate equal to 120% of the applicable Federal rate in effect on the first day of the Delay  Period and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the

Code.    The Executive shall be deemed to have a “termination of employment” under this Agreement for purposes of entitling her to any “nonqualified deferred compensation” that is subject to the requirements of Section 409A only to the extent the Executive has a “separation from service,” as that term is defined in Section 409A and the applicable Treasury regulations applying all of the default rules thereunder.  The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 30.”

Except as amended hereby, the Employment Agreement is hereby ratified and confirmed in all respects.

[signatures on the following page]

IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed by its duly authorized officer and the Executive has hereunto set her hand, all as of the Effective Date of this Amendment.

/s/ Diane L. Wishnafski	Date: June 23, 2009
Diane L. Wishnafski, Executive

Witness: /s/ Gail F. Donohue

NEWALLIANCE BANK

By: /s/ Peyton R. Patterson	Date: June 23, 2009
Peyton R. Patterson
Chairman and Chief Executive Officer
Witness: /s/ Gail E. D. Brathwaite

NEWALLIANCE BANCSHARES, INC.
(as to Section 29)

By: /s/ Peyton R. Patterson	Date: June 23, 2009
Peyton R. Patterson
Chairman, President and Chief Executive Officer

Witness: /s/ Gail E. D. Brathwaite